CNET Networks Reports Third Quarter 2005 Financial Results

— Company Posts Total Revenue of $86.3 Million
— Interactive Revenue up 28%
— Monthly Unique Users up 24% and Average Daily Page Views up 61%

SAN FRANCISCO, October 24, 2005 — CNET Networks, Inc. (Nasdaq: CNET) today reported results for the third quarter ended September 30, 2005.

“In the third quarter, we continued to deliver on our key growth objectives, including 28 percent interactive revenue growth, increasing profit margins and strong free cash flow generation,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “The strong growth in users and usage that we have experienced over the past year positions us with significant inventory and capacity to take advantage of the continued strength in the online advertising industry.”

o	Total revenues for the third quarter equaled $86.3 million, a 22 percent increase compared to revenues of $70.5 million for the same period of 2004.
o	Interactive revenue increased 28 percent to $78.6 million in the third quarter versus $61.4 million in the same period of 2004.
o	Including an $8.9 million non-cash asset impairment charge associated with Computer Shopper magazine and the impairment of the carrying value of an office building in Switzerland, the company reported an operating loss of $917,000 during the third quarter of 2005. The non-cash asset impairment charge was recognized as a result of our annual goodwill impairment evaluation of Computer Shopper magazine which resulted in a reassessment of the carrying value of goodwill as well as the write-down of a building in Switzerland to its estimated fair value based on current market data. Excluding the non-cash asset impairment charge, operating income was $8.0 million. This compares to operating income of $1.8 million in the third quarter of 2004.
o	Operating income before depreciation, amortization, and asset impairment was $15.4 million, a 118 percent increase compared to $7.1 million during the third quarter of 2004.
o	The profit margin of operating income before depreciation, amortization, and asset impairment increased to 18 percent from 10 percent during the third quarter of 2004.
o	Net cash provided by operating activities for the third quarter of 2005 was $12.7 million, up from $775,000 in the third quarter of 2004. Free cash flow for the third quarter of 2005 was $7.4 million. Free cash flow is defined as cash flow from operating activities less capital expenditures.
o	Including an $8.9 million non-cash asset impairment charge and $1.9 million loss on investments related to the full write-down of the company’s investment in two private companies which it deems unrecoverable, the company reported a net loss for the third quarter of 2005 of $3.4 million, or $0.02 per share. Excluding the non-cash asset impairment charge and loss on investments, net income was $7.5 million, or $0.05 per diluted share. This compares with net income of $1.1 million, or $0.01 per diluted share, for the same period of 2004.

Business Review

“As a leading interactive content company, we know how to attract passionate audiences, addressing the needs of the people who are the most interested in the categories we cover,” said Bonnie. “The past quarter reflects our continued efforts to enhance the functionality of our sites and provide a comprehensive experience, with the goal of expanding our audience and deepening our relationship with them.”

o	CNET Networks’ global network of Internet properties reached an average of 110 million unique monthly users during the third quarter of 2005[1], an increase of 24 percent from the third quarter of 2004. Average daily page views increased to over 99 million during the third quarter[1], up 61 percent from the year-ago quarter.

o	CNET Networks’ properties continued to make strides to enhance the authentic brand experience for both users and marketers across its sites with the launch of new features and updates. Examples include:

o	CNET News.com recently re-launched with emphasis on “News of Change” that highlights the growing impact of technology on all aspects of life. The site, which has focused primarily on business news for technology decision makers, now provides broader coverage on the business, political, and cultural impact of technology, enabling users to track the technology-related news that is most valuable to them, personally as well as professionally. In addition to broadening the scope of award-winning editorial coverage, the front door and the individual story pages now feature three views of the day’s news, incorporating the insight and expertise from the CNET News.com editorial team, the usage activity of, and opinions of its readers, and the user’s own personal news preferences.

o	Earlier this quarter, CNET Download.com re-launched with a new look and feel, including the beta launch of a video download feature built on its existing collections of software, music and games. The new offering includes free video samples and clips, ranging from movie trailers, to independent video content, to how-to videos.

o	This month, CNET Networks’ Games & Entertainment division redesigned its GameSpot and MP3.com Web sites to match the look and feel of its TV.com site, which launched in June with a cutting-edge design that strikes a balance between its comprehensive content and community features. The redesigns enhance the user experience on each individual site, while providing users a universal navigation experience across the three sites. This is the first step of an ongoing strategic integration aimed at providing users the ability to seamlessly follow their interests across the video games, digital music, and television genres through universal search and navigation. In addition, marketers gain the opportunity to launch targeted yet scalable advertising campaigns in a rich, authentic online environment across all of the company’s games and entertainment properties.

o	Several CNET Networks properties scaled their podcasting features during the third quarter. Recent examples include:
o	CNET.com launched the daily “Buzz Out Loud,” an entertaining take on the latest personal technology news from CNET’s editors, as well as “Car Tech,” a weekly podcast about the latest advancements in car technologies.
o	In addition, building on their product review licensing partnership with The San Francisco Chronicle, CNET.com editors participate in the online publication’s weekly podcast, “Tech Talk,” providing consumers audio product insight and recommendations.
o	CNET News.com hosts “Top Technology News” daily, featuring reporters’ takes on the most noteworthy breaking technology stories.
o	GameSpot launched “The HotSpot,” a weekly audio report on the hottest trends in gaming.
o	ZDNet continues to host its long-standing “The Dan & David Show,” providing commentary on the IT industry from ZDNet editors.

o	One year ago in August, CNET Networks acquired Webshots. Since then, the site has maintained its position as a leader among the photography-related sites and has dramatically enhanced community participation, tripling the size of its photo library to a total of more than 285 million publicly and privately shared photos to become the largest public photo library available online. Webshots continues to innovate and enhance its community content features and functionality, as well as integrate new marketing partners such as, New Line Cinema, Warner Brothers Films, and AOL.com.

o	During the third quarter, CNET Networks saw continued momentum in securing content licensing agreements with leading media and retail organizations, which recognize the value of incorporating the company’s high-demand, top-quality content into their media offering. The latest partnerships build on the company’s established long list of licensing agreements with top online, print, and retail media providers. Most recently, CNET.com entered into content licensing arrangements with RadioShack.com, Forbes.com Auto, USAToday.com’s Technology Review section, USA Today NOW Personal Technology magazine, and in-store media networks, STORS and Four Winds Interactive.

o	During the third quarter, CNET News.com took first-place honors in the “2005 Online Breaking News” category of the Society of Professional Journalists’ annual “Excellence in Journalism” awards. In addition, CNET.com’s Digital Living was awarded a Communication Arts Interactive “annual 11 Award” for design.

Business Outlook

For the fourth quarter of 2005, management anticipates total revenues of $102 million to $109.5 million.  Interactive revenues are expected to be in the range of $95 million to $100 million, and publishing revenues are expected to be between $7.0 million and $9.5 million. Management estimates operating income between $21.5 million and $26.5 million during the fourth quarter, and operating income before depreciation and amortization of between $29 million and $34 million for the quarter. Earnings per share are expected to be in the range of $0.13 and $0.16 during the fourth quarter.

For the full-year 2005, management is estimating total revenues will be in the range of $347.5 million and $355 million. Management expects Interactive revenue to be in the range of $319 million to $324 million, and publishing revenues are expected to be between $28.5 million and $31.0 million. Including the impact of the $8.9 million non-cash asset impairment and $1.9 million realized loss on investments during the third quarter of 2005, management estimates operating income between $28.6 million and $33.6 million during 2005. Excluding non-cash asset impairment, management expects operating income between $37.3 million and $42.3 million. Management expects operating income before depreciation, amortization and asset impairment to be between $65 million and $70 million. Including non-cash asset impairment and a $1.9 million non-cash impairment of investmetns, earnings per share is expected to be in the range of $0.16 and $0.19 for the year. Excluding these items, earnings per share is expected to be in the range of $0.23 to $0.26 for the year.

More detailed guidance, as well as a table that reconciles operating income (loss) before depreciation, amortization, and asset impairment guidance to operating income (loss) guidance can be found on the “Guidance to the Investment Community” sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its third quarter 2005 financial results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, October 24, 2005. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 1347130. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the sections entitled “Business Outlook” and “Guidance to the Investment Community” which sets forth our estimated financial performance for the fourth quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. is a worldwide media company and creator of content environments for the interactive age. CNET Networks takes pride in being “a different kind of media company,” creating richer, deeper interactive experiences by combining the wisdom and passion of users, marketers and its own expert editors. CNET Networks’ leading brands – such as CNET, GameSpot, MP3.com, Webshots, and ZDNet – focus on the personal technology, entertainment, and business technology categories. The company has a strong presence in the US, Asia and Europe.

Investor Relations Contact: Cammeron McLaughlin	Media Contact: Martha Papalia
(415) 344-2844	(617) 225-3340
cammeron.mclaughlin@cnet.com	martha.papalia@cnet.com

1	CNET Networks July - September 2005 (internal log data)

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Interactive	$78,646	$61,351	$223,926	$176,099
Publishing	7,653	9,108	21,598	25,845

Total revenues	86,299	70,459	245,524	201,944
Operating expenses:
Cost of revenues	40,535	36,617	119,278	105,167
Sales and marketing	19,693	17,954	58,283	54,080
General and administrative	10,654	8,803	31,917	27,732
Depreciation	4,403	3,695	12,513	14,941
Amortization of intangible assets	2,974	1,578	7,479	4,134
Asset impairment	8,957	--	8,957	--

Total operating expenses	87,216	68,647	238,427	206,054
Operating income (loss)	(917)	1,812	7,097	(4,110)
Non-operating income (expense):
Realized gains on investments	--	--	568	11,338
Impairment of privately held investments	(1,885)	--	(2,083)	--
Interest income	375	353	1,259	1,376
Interest expense	(532)	(709)	(2,322)	(5,418)
Other	(152)	(270)	(292)	(356)

Total non-operating income (expense)	(2,194)	(626)	(2,870)	6,940

Income (loss) before income taxes	(3,111)	1,186	4,227	2,830
Income tax expense (benefit)	268	125	(521)	372

Net income (loss)	$(3,379)	$1,061	$4,748	$2,458

Basic net income (loss) per share	$(0.02)	$0.01	$0.03	$0.02

Diluted net income (loss) per share	$(0.02)	$0.01	$0.03	$0.02

Shares used in calculating basic net income (loss) per share	147,057,102	143,410,759	145,208,529	143,060,255
Shares used in calculating diluted net income (loss) per share	147,057,102	149,772,652	151,992,886	150,132,791

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share data)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$61,837	$29,560
Investments in marketable debt securities	33,593	22,193
Accounts receivable, net	63,228	66,712
Other current assets	12,304	15,155

Total current assets	170,962	133,620

Restricted cash	4,574	19,774
Investments in marketable debt securities	12,674	22,199
Property and equipment, net	53,311	48,989
Other assets	19,296	21,722
Intangible assets, net	37,280	34,756
Goodwill	132,944	126,287

Total assets	$431,041	$407,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,425	$6,903
Revolving credit facility	-	5,000
Accrued liabilities	57,774	61,992
Current portion of long-term debt	2,717	4,007

Total current liabilities	67,916	77,902
Non-current liabilities:
Long-term debt	138,614	135,614
Other liabilities	690	252

Total liabilities	207,220	213,768
Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 149,185,141 outstanding at
September 30, 2005 and 144,455,283 outstanding
at December 31, 2004	15	14
Additional paid-in-capital	2,745,557	2,719,576
Accumulated other comprehensive income	(13,140)	(12,652)
Treasury stock, at cost	(30,453)	(30,453)
Accumulated deficit	(2,478,158)	(2,482,906)

Total stockholders' equity	223,821	193,579

Total liabilities and stockholders' equity	$431,041	$407,347

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net Income (loss)	$(3,379)	$1,061	$4,748	$2,458
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,376	5,273	19,991	19,075
Asset impairments	8,957	-	8,957	-
Asset disposals	11	5	42	279
Noncash interest expense	47	170	291	1,533
Allowance for doubtful accounts	294	1,246	1,311	2,798
Equity losses in investees	66	--	308	--
Gain on sale of marketable securities and privately
held investments	--	--	(568)	(11,338)
Loss on impairment of privately held investments	1,860	--	2,058	--
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(646)	(1,639)	2,580	1,997
Other assets	1,372	2,066	1,040	(410)
Accounts payable	(2,291)	(975)	510	(2,251)
Accrued liabilities	(951)	(4,856)	(5,896)	(2,779)
Other long-term liabilities	(51)	(1,576)	(164)	(1,632)

Net cash provided by operating activities	12,665	775	35,208	9,730

Cash flows from investing activities:
Purchase of marketable debt securities	(27,305)	(1,004)	(31,580)	(32,969)
Proceeds from sale of marketable debt securities	18,418	27,805	35,402	39,964
Proceeds from sales of investments in privately held companies	--	34	568	13,240
Release of restrictions on cash	10,200	--	10,200	--
Investments in privately held companies	(71)	(250)	(1,759)	(982)
Net cash paid for acquisitions	-	(57,679)	(15,924)	(64,821)
Capital expenditures	(5,262)	(3,762)	(16,974)	(10,635)

Net cash used in investing activities	(4,020)	(34,856)	(20,067)	(56,203)

Cash flows from financing activities:
Payments received on stockholders' notes	--	--	--	137
Net proceeds from issuance of convertible notes	--	--	--	120,800
Net proceeds from employee stock purchase plan	272	275	910	722
Net proceeds from exercise of options	15,378	592	22,826	4,647
Principal payments on borrowings	(4,988)	(65)	(5,873)	(113,975)

Net cash provided by financing activities	10,662	802	17,863	12,331

Net increase (decrease) in cash and cash equivalents	19,307	(33,279)	33,004	(34,142)
Effect of exchange rate changes on cash and cash equivalents	332	(229)	(727)	(2,653)
Cash and cash equivalents at the beginning of the period	42,198	62,626	29,560	65,913

Cash and cash equivalents at the end of the period	$61,837	$29,118	$61,837	$29,118

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET's primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S. Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment and business technology. International Media includes the delivery of online technology information and several technology print publications in non-U.S. markets. Management believes that segment operating income (loss) before depreciation, amortization and asset impairment expenses is an appropriate measure of evaluating the operating performance of the company's segments. However, segment operating income (loss) before depreciation, amortization and asset impairment expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	U.S. Media	International Media	Other (1, 2)	Total
Three months ended
September 30, 2005
Revenues	$70,272	$16,027	$--	$86,299
Operating expenses	55,341	15,541	16,334	87,216

Operating income (loss)	$14,931	$486	$(16,334)	$(917)

Three months ended
September 30, 2004
Revenues	$57,278	$13,181	$--	$70,459
Operating expenses	49,536	13,838	5,273	68,647

Operating income (loss)	$7,742	$(657)	$(5,273)	$1,812

Nine months ended
September 30, 2005
Revenues	$200,116	$45,408	$--	$245,524
Operating expenses	162,545	46,933	28,949	238,427

Operating income (loss)	$37,571	$(1,525)	$(28,949)	$7,097

Nine months ended
September 30, 2004
Revenues	$164,406	$37,538	$--	$201,944
Operating expenses	145,556	41,423	19,075	206,054

Operating income (loss)	$18,850	$(3,885)	$(19,075)	$(4,110)

(1)   For the three months ended September 30, 2005, Other represents operating expenses related to depreciation of $4,403, amortization of $2,974 and asset impairment of $8,957. For the three months ended September 30, 2004, Other represents depreciation of $3,695 and amortization of $1,578.

(2)   For the nine months ended September 30, 2005, Other represents operating expenses related to depreciation of $12,513, amortization of $7,479 and asset impairment of $8,957. For the nine months ended September 30, 2004, Other represents depreciation of $14,941 and amortization of $4,134.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q3-05	Q2-05	Q1-05	Q4-04	Q3-04
Total Quarterly Revenue ($mm)	$86.3	$84.5	$74.7	$89.2	$70.5

Revenue Distribution (%) (a)
Marketing Services	79%	80%	78%	79%	75%
Licensing, Fees and User	12%	11%	14%	11%	12%
Publishing	9%	9%	8%	10%	13%

Advertiser Metrics
CNET Networks Top 100 US Advertisers' Renewal Rate (Q-to-Q)	97%	95%	97%	96%	95%
CNET Networks Top 100 US Advertisers' % of Network Revenue	55%	55%	56%	54%	57%

Select Business Metrics
Network Unique Users (mm)	110.1	115.1	105.9	103.0	88.7
Network Average Daily Page Views (mm)	99.4	97.7	94.7	85.0	61.8

Balance Sheet Highlights ($mm)
Cash	$61.8	$42.2	$34.9	$29.5	$29.1
Marketable Debt Securities	46.3	32.1	42.3	44.4	44.7
Restricted Cash	4.6	19.8	19.8	19.8	19.8

Total Cash and Equivalents	$112.7	$94.1	$97.0	$93.7	$93.6

Total Debt	$141.3	$146.4	$146.5	$144.6	$129.3

Days Sales Outstanding (DSO)	66	67	72	67	65

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees and User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q3-05 Actual	Q4-05 estimate Low - High	FY 2005 estimate Low - High

Interactive Revenues	$78.6	$95.0 - $100.0	$319.0 - $324.0
Publishing Revenues	$7.7	$7.0 - $9.5	$28.5 - $31.0
Total Revenues	$86.3	$102.0 - $109.5	$347.5 - $355.0

Operating income before depreciation, amortization and asset impairment	$15.4	$29.0 - $34.0	$65.0 - $70.0

Depreciation expense	($4.4)	($4.8)	($17.3)

Amortization expense	($3.0)	($2.7)	($10.2)

Impairment of assets	($8.9)	-	($8.9)

Operating income	($0.9)	$21.5 - $26.5	$28.6 - $33.6

Interest expense, net	($0.2)	($0.3)	($1.4)

Other income (expense)	($2.0)	($0.3)	($2.1)

Tax benefit (expense)	($0.3)	($0.5)	$0.02

Earnings per share	($0.02)	$0.13 - $0.16	$0.16 - $ 0.19

Note: FY 2005 earnings per share guidance includes $8.9 million non-cash asset impairment expense and $1.9 million realized loss on investment as reported in the third quarter 2005. Excluding these items, FY 2005 earnings per share guidance would be in the range of $0.23 to $0.26.

Note: 4Q 2005 earnings per share guidance is based on a diluted share count of approximately 165 million shares, of which 8.3 million shares are attributable to the impact of EITF 04-8.

Safe Harbor Statement
This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook,” which sets forth our estimated financial performance for the fourth quarter and full year of 2005, and statements regarding our growth prospects and expectations regarding the future success of our products and services. In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially. The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend”and similar expressions or are otherwise identified in the context in which they are made as being forward-looking. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not to meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; the risk of future impairment of our intangible assets, goodwill or investments based on a decline in our business or investments; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating income (loss) before depreciation, amortization and asset impairment	$(917)	$1,812	$7,097	$(4,110)
Asset impairment	8,957	--	8,957	--

Operating income before asset impairment	$8,040	$1,812	$16,054	$(4,110)
Depreciation	4,403	3,695	12,513	14,941
Amortization of intangible assets	2,974	1,578	7,479	4,134

Operating income before depreciation,
amortization and asset impairment	$15,417	$7,085	$36,046	$14,965

The company believes that "operating income (loss) before depreciation, amortization and asset impairment" is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to "operating income before depreciation and amortization" to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. "Operating income before depreciation, amortization and asset impairment" should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

CNET NETWORKS, INC.
RECONCILIATION OF NET GAIN (LOSS) FROM UNUSUAL ITEMS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss)	$(3,379)	$1,061	$4,748	$2,458

Unusual Items:
Asset impairment (1)	8,957	--	8,957	--
(Gain) Loss on privately held investments (2)	1,885	--	1,515	(11,338)
Accelerated depreciaton (3)	--	--	--	3,513
Foreign currency gain (3)	--	--	--	(1,720)
Prepayment penalty (4)	--	--	--	1,625
Additional interest (4)	--	--	--	1,394

Effect on earnings from unusual items	10,842	--	10.472	(6,526)

Net income (loss) excluding unusual items	$7,463	$1,061	$15,220	$(4,068)

Diluted net income (loss) per share
excluding unusual items	$0.05	$0.01	$0.10	$(0.03)

Shares used in calculating diluted net
income (loss) per share	154,296,961	149,772,652	151,992,886	143,060,255

(1)     During the three months ended September 30, 2005, the company recorded an asset impairment of $7.3 million associated with the write-down of goodwill and tradename of our Computer Shopper reporting unit and $1.6 million of loss associated with the evaluation of the carrying value of its office building held for sale in Switzerland.
(2)     The company recognized $1.9 million and $2.1 million of losses associated with impairments of private investments during the three and nine months ended September 30, 2005, respectively. The company recognized $11.3 million of gains, net of impairments, on the sale of investments during the nine months ended September 30, 2004.
(3)     During the nine months ended September 30, 2004, the company recorded $3.5 million of accelerated depreciation and a related $1.7 million foreign currency gain associated with the evaluation of the carrying value of its office buildings and other fixed assets in Switzerland upon integration of those operations into US Media. The foreign currency gain is included in the “Other” line of the income statement.
(4)     In conjunction with the retirement of the company’s 5% Convertible Subordinated Notes in 2004, the company recorded a $1.6 million prepayment penalty and additional interest expense of $1.4 million. The prepayment penalty is included in the “Other” line of the income statement.

The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current quarter and full year results to other quarter and full year results.

CNET NETWORKS, INC.
FREE CASH FLOW RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash flow from operating activities	$12,665	$775	$35,208	$9,730
Capital expenditures	(5,262)	(3,762)	(16,974)	(10,635)

Free cash flow	$7,403	$(2,987)	$18,234	$(905)

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. The company believes that free cash flow provides useful information about the amount of cash generated by the business after the purchase of property and equipment. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.